Exhibit No. 21

                          JOURNAL COMMUNICATIONS, INC.
                         Subsidiaries of the Registrant

The following list shows the subsidiaries of the Registrant as of March 13, 2000, their respective states of incorporation and the percentage of voting securities of each subsidiary owned by its immediate parent. All companies listed have been included in the consolidated financial statements filed herewith.

                                                                       Percent of Voting
                                                                       Securities Owned
                                            State/Country              by Registrant or
Subsidiary                                  of Incorporation           Immediate Parent
----------                                  ----------------           ----------------
Journal Sentinel Inc.                       Wisconsin                  100% by Registrant
Journal Broadcast Corporation               Nevada                     100% by Registrant
NorthStar Print Group, Inc.                 Wisconsin                  100% by Registrant
Add, Inc.                                   Wisconsin                  100% by Registrant
Norlight Telecommunications, Inc.           Wisconsin                  100% by Registrant
PrimeNet Marketing Services, Inc.           Minnesota                  100% by Registrant
IPC Communication Services, Inc.            Michigan                   100% by Registrant
Journal Broadcast Group, Inc.               Wisconsin                  100% by Journal Broadcast Corp.
Journal Broadcast Group of Tennessee, Inc.  Tennessee                  100% by Journal Broadcast Group, Inc.
Journal Broadcast Group of Kansas, Inc.     Kansas                     100% by Journal Broadcast Corp.
Journal Broadcast Group of Oklahoma, Inc.   Oklahoma                   100% by Journal Broadcast
                                                                       Group of Kansas, Inc.
IPC Communication Services, S. A.           France                     99% by IPC Communication Services*
Label Products & Design, Inc.               Wisconsin                  100% by NorthStar Print Group
Mega Direct Holdings, Inc.                  Nevada                     100% by ADD, Inc.
IPC Holdings, LLC                           Wisconsin                  100% by IPC Communication Services

-----------------------------
* 1 % by other subsidiaries of the Registrant


Nordoc Europe B.V., a former operation in Amsterdam, Netherlands and a subsidiary of IPC Communication Services, Inc. was liquidated on October 31, 1999. On January 1, 2000, a merger took place to combine Add, Inc., Trumbull Printing, Inc., a former wholly-owned subsidiary of the Registrant, Automart Publications, Inc., Community Newspapers, Inc., and Hometown Publications, Inc., with Add, Inc. remaining the surviving corporation. Automart Publications, Inc., Community Newspapers, Inc., and Hometown Publications, Inc. were wholly-owned subsidiaries of Add, Inc.

The Registrant has no controlling parent. Twenty-five million nine hundred and twenty thousand (25,920,000) shares, or ninety percent (90%), of the Registrant's issued common stock at March 13, 2000, are owned of record by the Trust. The right to vote these shares in most instances resides in the employees who hold Units of beneficial interest in that trust. Accordingly, the Registrant is not controlled by the Trust and does not consider it to be a "parent" of the Registrant within the meaning of Regulation 12b-2. See Item 12 "Security Ownership of Certain Beneficial Owners and Management."